Exhibit 10.2

FORM OF EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is entered into on January 21, 2011, and effective as of the Effective Date (as defined below), between Herbst Gaming, LLC, a Nevada limited liability company (the “Company”), and Chris Krabiel, an individual (the “Executive”).

1.                                       Definitions.

(a)                                  “Cause” means one or more of the following:

(i)                                     the indictment of, or formal charge against, the Executive for any felony or any other offense involving embezzlement or misappropriation of funds, or any act of moral turpitude, dishonesty or lack of fidelity; or the Executive’s admission of having engaged in the same;

(ii)                                  the payment (or, by the operation solely of the effect of a deductible, the failure of payment) by a surety or insurer of a claim under a fidelity bond issued for the benefit of the Company reimbursing the Company for a loss due to the wrongful act, or wrongful omission to act, of the Executive;

(iii)                               the Executive’s failure to obey the reasonable and lawful orders of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer;

(iv)                              the Executive’s misconduct or gross negligence in the performance of, or willful disregard of, his duties and responsibilities to the Company;

(v)                                 the denial, revocation or suspension of a license, qualification or certificate of suitability to the Executive by any Gaming Authority or the reasonable likelihood that the same will occur;

(vi)                              the Executive’s refusal to submit to, or testing positive for unlawful substances as a result of, random drug testing, and/or

(vii)                           any action or failure to act by the Executive that the Company reasonably believes, as a result of a communication or action by any Gaming Authority or on the basis of the Company’s consultations with its gaming counsel and/or other professional advisors, will likely cause any Gaming Authority to: (A) fail to license, qualify and/or approve the Company to own and operate a gaming business; (B) grant any such licensing, qualification and/or approval only upon terms and conditions that are unacceptable to the Company; (C) significantly delay any such licensing, qualification and/or approval process; or (D) revoke or suspend any existing license.

(b)                                 “Effective Date” means January 10, 2011.

(c)                                  “Gaming Authority” means any governmental authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities.

(d)                                 “Salary” means the annualized base salary provided by the Company to the Executive.

2.                                       The Duty of Loyalty Agreement. Simultaneous with the execution of this Agreement, and as a condition of the Company’s willingness to provide the protections described herein, the Executive is executing a Duty of Loyalty Agreement that provides protections to the Company. Both this Agreement and the Duty of Loyalty Agreement are attached to, and made a part of, the Letter Agreement between the Company and the Executive of the same date.

3.                                       Term.

(a)                                  The Executive’s employment with the Company shall commence on the Effective Date and shall continue until the second (2 nd) anniversary thereof (the “Term”). However, in accordance with the Letter Agreement, the Executive will give the Company sixty (60) calendar days’ written notice of his intent to resign. Upon the effective date of any such resignation, as well as any termination for Cause or due to death or incapacity that prevents the Executive from performing the essential functions of his position, the Company shall provide the Executive with the following (collectively, the “Termination Payments”): (i) Salary through the Executive’s last day of active employment; (ii) payment for any accrued but unused vacation days; (iii) reimbursement for expenses incurred but not yet reimbursed by the Company; and (iv) such vested rights to other benefits as may be provided in applicable pension and welfare plans of the Company, according to the terms and provisions of such plans, other than any plan providing for severance or termination payments.

(b)                                 At any time during any notice period as described above, the Company may dispense with the Executive’s services, as long as the Company continues to pay the Executive his Salary and to provide the benefits he was receiving as the time notice is given. Except as provided in Section 4, if applicable, no other payments or benefits will be due and owing to the Executive upon termination.

4.                                       Termination of Employment without Cause.

(a)                                  Severance Payments. In the event the Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause, which shall not include any termination by the Company due to the Executive’s death or incapacity that prevents the Executive from performing the essential functions of his position, the Executive shall be entitled to the Termination Payments and the following “Severance Package”, in lieu of any other compensation and benefits whatsoever:

(i)                                     continued payment of the Executive’s Salary until the second (2 nd) anniversary of the Effective Date;

(ii)                                  continued participation in the Company’s group medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) at no cost to the Executive until the earlier of the last day of the month in which the last payment is made to the Executive pursuant to Section 4(a)(i) above and the date on which the Executive first becomes eligible for coverage provided by any other entity following termination; and

(iii)                               if the Executive’s employment is terminated without Cause at any time prior to the end of the Term, he shall be paid the guaranteed twenty percent (20%) of his base salary payable pursuant to Section 3(b) of the Letter Agreement, pro-rated to reflect the portion of the Term he was employed prior to termination, and payable at the same time as such bonuses are paid to other executives of the Company.

(b)                                 Expiration of the Term. If the Executive’s employment is not terminated prior to the last date of the Term, but the Company elects not continue the Executive’s employment after the Term expires, he (i) shall be paid the guaranteed bonus of twenty percent (20%) of his base salary in accordance Section 3(b) of the Letter Agreement, and (ii) will be eligible for up to an additional thirty percent (30%) of his base salary in accordance Section 3(b) if and to the extent the specified objectives are achieved, any such bonus or bonuses payable at the same time as such bonuses are paid to other executives of the Company

5.                                       Conditions to Payment.

(a)                                  General Release. Receipt of the payments described in Section 4 shall be contingent upon and subject to the Executive’s execution (within forty-five (45) days following the date of termination of employment) and non-revocation of a General Release substantially in the form attached hereto as Attachment A.

(b)                                 Timing of Payments. The installment payments will begin on the sixtieth (60th) day following the effective date of the Executive’s termination, with the first such payment to include any amounts attributable to payroll periods occurring prior to such date, provided, however, that, to the extent that the payments are exempt from Section 409A (as defined below), such exempt payments shall be made beginning with the first payroll date following the effectiveness of the General Release.

(c)                                  Forfeiture of Payments. Without limiting any other damages that may be available to the Company, the Executive will forfeit his right to the payments described in Section 4 if he violates the Duty of Loyalty Agreement.

(d)                                 Non-Duplication of Payments or Benefits. Notwithstanding the foregoing, no payments or benefits otherwise due to the Executive upon termination of his employment shall result in a duplication of payments or benefits provided under Section 4.

(e)                                  Exclusive Remedies. The Executive shall have no rights, remedies or claims for damages, at law, in equity or otherwise with respect to any termination of the Executive’s employment by the Company other than as set forth in Section 3 and Section 4.

6.                                       Dispute Resolution.

(a)                                  In the event a dispute arising under this Agreement and/or the termination of the Executive’s employment (each, a “Dispute”), the parties agree to hold a meeting to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies.

(b)                                 If, within thirty (30) days after such meeting or after good faith attempts to schedule such a meeting have failed, the parties have not succeeded in negotiating a resolution of the Dispute, the Dispute shall be submitted to binding and confidential arbitration before the American Arbitration Association or another nationally recognized alternative dispute resolution service (any such entity, an “ADR Service”) located in Clark County, Nevada, subject to the ADR Service’s Rules for Employment Arbitration.

(c)                                  The arbitration will be conducted before a single independent and impartial arbitrator selected in accordance with the procedures of the ADR Service or as otherwise mutually agreed.

(d)                                 Any award will be based on and accompanied by a written opinion signed by the arbitrator and will contain findings of fact, conclusions of law and the reasons upon which the award is based.

(e)                                  In any action or proceeding relating to this Agreement, the Executive’s full measure of damages shall not exceed the maximum amounts payable under Section 4, unless any such limitation is otherwise prohibited by the laws applicable to the specific Dispute.

7.                                       Taxes.

(a)                                  All amounts payable pursuant to this Agreement shall be subject to such withholding taxes and other taxes as may be required by law.

(b)                                 The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A, and shall be interpreted accordingly.

(c)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. If the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)

of the Code, any installment payment otherwise due the Executive during the first six (6) months following Executive’s termination of employment that is not exempt from Section 409A either as separation pay or as a short term deferral under applicable Treasury regulations will be held until and paid on the day following the expiration of such six (6) month period, without interest. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(d)                                 Nothing in this Section 6 shall be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement. The Company shall not be liable to the Executive for any tax, penalty, or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

8.                                       Miscellaneous.

(a)                                  Notices. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by a nationally recognized overnight carrier, duly addressed to the party concerned at the address indicated below the signature lines of this Agreement or to such address as a party may subsequently give notice.

(b)                                 Assignability. This Agreement shall not be assigned by the Executive without the express written consent of the Board of Directors of the Company.

(c)                                  Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties relating to the subject matter set forth herein, with the exception of the Duty of Loyalty Agreement and the Letter Agreement to which this Agreement and the Duty of Loyalty Agreement are attached. The parties acknowledge and agree that any prior agreements between the Company or any affiliate, on the one hand, and the Executive, on the other hand, have been terminated as of the date immediately prior to the Effective Date (or such earlier date as provided in such agreements), and have been superseded by this Agreement, the Duty of Loyalty Agreement, and the Letter Agreement to which both this Agreement and the Duty of Loyalty Agreement are attached.

(d)                                 Amendment or Waiver. This Agreement cannot be changed, modified or amended without the consent in writing of both parties. No waiver by either party at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

(e)                                  Severability. The provisions of this Agreement shall be severable, and the invalidity, illegality or unenforceability of any provision of this Agreement shall not affect, impair or render unenforceable this Agreement or any other provision hereof, all of which shall remain in full force and effect. If any provision of this Agreement is adjudicated by an arbitrator pursuant to Section 5 or by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, but such provision may be made valid, legal and enforceable by a limitation or reduction of its scope, the parties agree to abide by such limitation or reduction as may be necessary so that said provision shall be enforceable to the fullest extent permitted by law.

(f)                                    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada, disregarding any conflict of law principles that would otherwise provide for the application of the substantive law of another jurisdiction.

(g)                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

(h)                                 Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right it or he may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement and Executive’s employment by the Company.

(i)                                     Acknowledgment. The Executive acknowledges that he has been given a reasonable period of time to review this Agreement before signing it and has had an opportunity to secure counsel of his own. By executing this Agreement, the Executive certifies that he has fully read and completely understands the terms, nature and effect of this Agreement. The Executive further acknowledges that he is executing this Agreement freely, knowingly and voluntarily and that the Executive’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, the Executive has not relied on any inducements, promises, or representations by the Company other than as stated in this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

THE “COMPANY”		THE “EXECUTIVE”
Herbst Gaming, LLC

By:	/s/ David D. Ross	/s/ Chris Krabiel
	David D. Ross	Chris Krabiel

Its:	Chief Executive Officer

3440 West Russell Road

Las Vegas, Nevada 89118

GENERAL RELEASE

In consideration of my receipt from Herbst Gaming, LLC (the “Company”) of the Severance Package, as that term is defined in that certain Executive Severance Agreement, dated              , 2011 (the “Agreement”), I,                       , hereby release and forever discharge the Company and its parents, subsidiaries and affiliates, and their employees, members, stockholders, officers, directors, managers and agents (collectively, the “Releasees”) from any and all liabilities, claims, obligations, demands and causes of action of any kind or nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, which I have, or claim to have, against any of the Releasees arising from or relating to my employment with any of the Releasees and the termination of my employment.

This General Release includes, without limiting the generality of the foregoing, claims arising under any federal, state or local statute, ordinance or regulation, including the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act 1991, the Civil Rights Act of 1866, and the Employee Retirement Income Security Act of 1974, all as amended, and any similar federal, state or local statutes, ordinances or regulations, and claims in the nature of a breach of contract, claims for wrongful discharge, emotional distress, defamation, fraud or breach of the covenant of good faith and fair dealing, tort and wage or benefit claims.

The General Release set forth above specifically excludes: (i) actions brought to enforce the terms of this General Release, (ii) if applicable, vested rights to which I may be entitled under any Company benefit plans, which entitlement shall be determined in accordance with the provisions of those plans (excluding any plan, policy or practice providing for severance or termination payments upon termination of employment), and (iii) any rights or claims that, as a matter of law, cannot be released or waived.

If I violate the terms of this General Release or the Duty of Loyalty Agreement that was entered into at the same time as the Agreement, I agree I will repay the Severance Package and will pay the Releasees’ costs and reasonable attorneys’ fees incurred to enforce the same, in addition to any other damages that may be available.

I acknowledge that this General Release is knowing and voluntary and that the consideration given for this General Release is in addition to anything of value to which I was already entitled from any of the Releasees.

I have been advised by the Company to carefully consider the matters set forth in this General Release and to consult with such professional advisors as I deem appropriate, including a lawyer of my own choice. I acknowledge I have had at least twenty-one (21) days from my receipt of this General Release to consider the terms and conditions set forth herein, and I understand that I have the later of seven (7) days following my execution of this General Release and my final day of employment with the Company to revoke my signature, in which event this General Release shall not be effective or binding on me, and I will not receive any portion of the Severance Package. I further understand fully and acknowledge the terms and consequences of this General Release, and I voluntarily accept them.

AGREED TO AND ACCEPTED BY, INTENDING TO BE LEGALLY BOUND:

Dated:
[Executive]